Exhibit 10.86

In conjunction with the restructuring plan of the Company and the uncertainty surrounding the financial condition of the Company, the board of directors of the Company approved on November 8, 2008, grants of retention bonuses to the Company’s remaining 16 employees, including the named executive officers, which required repayment if the respective employee terminated employment before February 9, 2009. Under the terms of retention bonus agreements, the retention bonus amounts were equal to two months of base salary for each respective retained employee, of which 50% was paid on November 17, 2008, 25% was paid on November 26, 2008 and 25% was paid on December 15, 2008. Mr. Kranda, Jean-Frédéric Viret, the Company’s former chief financial officer, and Dr. Houghton received retention bonuses in the aggregate amounts of $75,000, $44,167 and $56,667, respectively.

As a result of the continuing uncertainty surrounding the financial condition of the Company and in conjunction with the Company’s continuing operations for 2009, the board of directors of the Company approved on February 12, 2009, grants of retention bonuses to the Company’s remaining employees to maintain ongoing operations and retain such employees, including the named executive officers. Under the terms of retention bonus agreements, the retention bonuses must be repaid if the employee resigns from employment before the expiration of a 60 day period following the retention bonus payment. The retention bonuses are equal to a pre-determined amount for each remaining employee, of which 33% was paid on March 1, 2009 and of which the subsequent amounts will be paid on or about May 15, 2009, and on or about June 30, 2009, subject to further approval by the board of directors. For Mr. Kranda, Mr. Tran, and Dr. Houghton, the retention bonuses paid on March 1, 2009 amounted to $66,667, $16,000 and $33,333, respectively.